Exhibit 23

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Capstone Green Energy Corporation on Form S-3 File No. 333-232867 and 333-254547  and Form S-8 File No. 333-234578, 333-223126, 333-221695, and 333-184033 of our report dated June 10, 2021, with respect to our audits of the consolidated financial statements of Capstone Green Energy Corporation as of March 31, 2021 and 2020 and for the years ended March 31, 2021 and 2020, which report is included in this Annual Report on Form 10-K of Capstone Green Energy Corporation for the year ended March 31, 2021.

/s/ Marcum LLP

Marcum LLP

Costa Mesa, California

June 11, 2021